Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED BYLAWS

OF

UNITED ONLINE, INC.

The undersigned hereby certifies that he is the duly elected and acting Secretary of United Online, Inc., a Delaware corporation (the “Corporation”) and that the following is a true, correct and complete copy of the amendment to the Amended and Restated Bylaws of the Company (the “Existing Bylaws) as duly adopted on May 3, 2016 by the Board of Directors of the Corporation, whereby the Existing Bylaws were amended as follows:

1.            The following Section 7.10 is hereby added after Section 7.9 of the Existing Bylaws:

Section 7.10. Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or these Bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.10. If any provision or provisions of this Section 7.10 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 7.10 (including, without limitation, each portion of any sentence of this Section 7.10 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of May 3, 2016.

/s/ Mark Harrington
Mark Harrington
Secretary